Exhibit 99.1

Corbus Pharmaceuticals Reports Third Quarter 2025 Financial Results and Provides a Corporate Update

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Presented robust CRB-701 clinical data at ESMO 2025 - 3.6 mg/kg dose generated ORR of 47.6% in HNSCC, 37.5% in cervical cancer and 55.6% in mUC
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CRB-701 HNSCC registrational study planned to start mid-2026
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Completed $75 million public offering, extending cash runway into 2028
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Expected to complete CRB-913 SAD/MAD study and initiate Ph1b study in obese patients in Q4 2025

Norwood, MA, November 12, 2025 (GLOBE NEWSWIRE) -- Corbus Pharmaceuticals Holdings, Inc. (NASDAQ: CRBP) (“Corbus” or the “Company”), a clinical stage oncology and obesity company, today provided a corporate update and reported financial results for the quarter ended September 30, 2025.

“This has been a productive period for Corbus, led by the presentation of CRB-701 data at ESMO 2025,” said Yuval Cohen, Ph.D., Chief Executive Officer of Corbus. “We are encouraged by the clinical responses observed in HNSCC and cervical cancer from a patient population that was heavily pre-treated with other therapies and look forward to aligning with the FDA to find the most expedient path forward. We also continue to advance our CB1 inverse agonist, CRB-913, for the treatment of obesity and expect to report SAD/MAD data and initiate a Phase 1b dose-ranging study in obese, non-diabetic patients before the end of 2025. Finally with the closing of a $75 million public offering this month, our cash position is strong and will fund operations into 2028.”

Key Corporate and Program Updates

CRB-701 for the treatment of solid tumors, is a next-generation antibody drug conjugate (ADC) targeting Nectin-4 that contains a site-specific, cleavable linker and a precise drug antibody ratio (DAR) of 2 using monomethyl auristatin E (MMAE) as the payload.

Dose optimization data from the Phase 1/2 study was presented as a poster (link: https://d1io3yog0oux5.cloudfront.net/_0ea6f15a2476fe51ee10889d1a2bca38/corbuspharma/files/docs/ESMO_25_Final_Poster.pdf) at the 2025 European Society for Medical Oncology Congress (ESMO 2025). The Company also hosted a KOL event (link: https://lifescievents.com/event/vak208zhgo/) during ESMO 2025 to review and discuss the data. The event featured insights from leading HNSCC experts: Ari Rosenberg, MD – University of Chicago, Glenn Hanna, MD – Dana-Farber Cancer Institute, and Cesar Augusto Perez Batista, MD – Sarah Cannon Research Institute.

Efficacy

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Data presented at ESMO 2025 demonstrated an objective response rate (ORR) of 33.3% and corresponding disease control rate (DCR) of 75.0% for HNSCC at 2.7 mg/kg and an ORR of 47.6% and corresponding DCR of 61.9% for the 3.6 mg/kg.
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Clinical responses were seen in patients pre-treated with EGFR inhibitors, including petosemtamab and cetuximab.
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Clinical responses were seen even in patients with low Nectin-4 expressions in line with the differentiated mechanism of action of CRB-701.
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Early clinical efficacy signals in cervical and bladder cancer appear encouraging with ORRs at 3.6 mg/kg of 37.5% and 55.6%, respectively.

Safety

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Overall, CRB-701 demonstrated a favorable safety and tolerability profile with no grade 4 or 5 treatment- related adverse events.
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The most common treatment emergent adverse events (TEAEs) at a frequency of >15% were dysgeusia (18.6%), anemia (21.0%), fatigue (21.6%), alopecia (24.0%) and keratitis (32.3%).

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Grade 3 treatment-related adverse events were reported in 18.0% of patients.
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Notably, the rate of peripheral neuropathy was low at 8.4% (all Grade 1 or 2), based on a broad, standardized MedRA category search.
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The discontinuation rate related to CRB-701 was low at 6.0%.

The Company plans to meet with the U.S. Food and Drug Administration (FDA) in the first quarter of 2026 to review the data and expects to initiate a Phase 2/3 registrational study by mid-2026. The FDA has granted Fast Track designations to CRB-701 for the treatment of HNSCC and relapsed or refractory metastatic cervical cancer.

CRB-913 is a second generation, highly peripherally restricted, oral small molecule CB1 receptor inverse agonist drug candidate designed for the treatment of obesity. CB1 inverse agonism is a clinically validated mechanism to induce weight loss but the previous class of such drug candidates was abandoned due to potential neuropsychiatric adverse event risks. CRB-913 is a member of a new class of peripherally restricted CB1 inverse agonists designed to have reduced brain penetration.

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The Company is on track to complete the CRB-913 single ascending dose and multiple ascending dose (SAD/MAD) study and to initiate Phase 1b study in obese, non-diabetic patients by the end of this year.
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CRB-913’s pre-clinical data demonstrates CRB-913 is markedly more peripherally restricted than either monlunabant or rimonabant. CRB-913 has a brain-to-plasma ratio 50 times lower than rimonabant and is 15 times more peripherally restricted than monlunabant (link: https://d1io3yog0oux5.cloudfront.net/_8174281397f340e36a81310b0db998b9/corbuspharma/db/228/2876/pdf/P624_CRB-913+poster_Obesity+Wk+2024_25Oct2024_FINAL.pdf).

CRB-601 is a potent and selective anti-αvβ8 integrin monoclonal antibody (mAB) designed to block the activation of latent TGFβ in the tumor micro-environment to treat solid tumors.

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The first participant was dosed in December 2024 and the Phase 1 dose escalation study is ongoing.
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A study-in-progress poster was presented at the 2025 Society for Immunotherapy of Cancer (SITC).

Financial Results for the Quarter Ended September 30, 2025

The Company reported a net loss of approximately $23.3 million, or a net loss per basic and diluted share of $1.90, for the three months ended September 30, 2025, compared to a net loss of $13.8 million, or a net loss per basic and diluted share of $1.15, for the three months ended September 30, 2024.

Operating expenses increased by $8.9 million to approximately $24.4 million for the three months ended September 30, 2025, compared to approximately $15.5 million for the three months ended September 30, 2024. The increase was primarily attributable to an increase in clinical development expenses.

As of September 30, 2025, the Company had $104.0 million of cash, cash equivalents, and investment on hand. Since the end of the third quarter ended September 30, 2025, the Company raised a total of $73.8 million in net proceeds from the issuance of 4,976,510 shares of common stock from an underwritten public offering and ATM sales. The Company believes it has sufficient cash to fund operations into 2028 based on current operating plans and assumptions regarding clinical timelines and planned expenditures.

About Corbus

Corbus Pharmaceuticals Holdings, Inc. is a clinical stage oncology and obesity company and is committed to helping people defeat serious illness by bringing innovative scientific approaches to well-understood biological pathways. Corbus’ pipeline includes CRB-701, a next-generation antibody drug conjugate that targets the expression of Nectin-4 on cancer cells to release a cytotoxic payload; CRB-601, an anti-integrin monoclonal antibody that blocks the activation of TGFβ expressed on cancer cells; and CRB-913, a highly peripherally restricted CB1 receptor inverse agonist for the treatment of obesity. Corbus is headquartered in Norwood, Massachusetts. For more information on Corbus, visit corbuspharma.com. Connect with us on X, LinkedIn and Facebook.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company’s trial results, product development, clinical and regulatory timelines, including timing for completion of trials and presentation of data, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statement that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors on our operations, clinical development plans and timelines, which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

All product names, logos, brands and company names are trademarks or registered trademarks of their respective owners. Their use does not imply affiliation or endorsement by these companies.

INVESTOR CONTACTS:

Sean Moran

Chief Financial Officer

Corbus Pharmaceuticals

smoran@corbuspharma.com

Dan Ferry
Managing Director
LifeSci Advisors, LLC
daniel@lifesciadvisors.com

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Corbus Pharmaceuticals Holdings, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$20,860	$10,808	$51,689	$23,435
General and administrative	3,557	4,697	11,655	12,681
Total operating expenses	24,417	15,505	63,344	36,116
Operating loss	(24,417)	(15,505)	(63,344)	(36,116)
Other income (expense), net:
Interest and investment income, net	1,125	1,903	4,120	4,531
Interest expense	—	(381)	—	(1,872)
Other (expense) income, net	(50)	200	1,242	2,778
Total other income, net	1,075	1,722	5,362	5,437
Net loss	$(23,342)	$(13,783)	$(57,982)	$(30,679)
Net loss per share, basic and diluted	$(1.90)	$(1.15)	$(4.73)	$(2.92)
Weighted average number of common shares outstanding, basic and diluted	12,307,298	12,014,700	12,250,315	10,490,981

Comprehensive loss:
Net loss	$(23,342)	$(13,783)	$(57,982)	$(30,679)
Other comprehensive income (loss):
Change in unrealized gain (loss) on marketable debt securities	36	595	(38)	208
Total other comprehensive income (loss)	36	595	(38)	208
Total comprehensive loss	$(23,306)	$(13,188)	$(58,020)	$(30,471)

Corbus Pharmaceuticals Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	September 30, 2025 (Unaudited)	December 31, 2024

ASSETS
Current assets:
Cash and cash equivalents	$26,983	$17,198
Investments	76,999	131,864
Restricted cash	285	285
Prepaid expenses and other current assets	3,304	3,629
Total current assets	107,571	152,976
Restricted cash	385	385
Property and equipment, net	201	385
Operating lease right-of-use assets	1,357	2,133
Total assets	$109,514	$155,879
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,740	$4,786
Accrued expenses	12,578	5,426
Operating lease liabilities, current	1,742	1,606
Total current liabilities	17,060	11,818
Operating lease liabilities, noncurrent	307	1,633
Total liabilities	17,367	13,451
Stockholders’ equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized, no shares issued and outstanding at September 30, 2025 and December 31, 2024	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized, 12,534,853 and 12,179,482 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	1	1
Additional paid-in capital	627,024	619,285
Accumulated deficit	(534,875)	(476,893)
Accumulated other comprehensive (loss) gain	(3)	35
Total stockholders’ equity	92,147	142,428
Total liabilities and stockholders’ equity	$109,514	$155,879